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                                                                    Exhibit 10.4
                                SERVICE CONTRACT

In Guatemala City, on the twelfth day of February of 2002; We, on the ONE PART mister LUIS GENARO MORALES PADILLA, forty eight years of age, married, doctor and surgeon, Guatemalan, herein domiciled, identify myself with Personal Identification Card Number A dash one and register four hundred forty eight thousand forty eight, Granted by the Municipal Mayor of this city, I act in my capacity of President of the Board of Directors and legal representative of the Guatemalan Pediatric Foundation (" Fundacion Pediatrica Guatemalteca"); in conformity with my appointment conferred in a Notary Act. authorized in this city on the 19th day of February 2001 by Notary Public Raymundo Caz Tzub, and inscribed in the civil registry of this city, under Article No. one hundred forty two, of Folio one hundred two Book six of Auxiliaries of Juridical Persons; is therefore authorized to subscribe the present act; henceforth named "Contractor"; and, on the OTHER PART mister JAMES A. TANTILLO, foreigner, of legal age, Puerto Rico, transient in this city, I am identified with passport issued by the Secretary of State of the United States of America with number one hundred eleven million thirty thousand one hundred sixty seven, I act in representation of ALLIANCE SYSTEMS, INC., company duly organized under the laws of the Commonwealth of Puerto Rico, with address at Condado Avenue number eight hundred four San Juan, Puerto Rico USA (henceforth called "AS", and, NET LOTTERY SERVICES LTD., corporation duly organized under the laws of the Republic of Ireland, with its address at Fumbally Court, Dublin, Ireland, and also under the laws of the State of New Jersey USA, at its address at eleven Meadow Lane, Pennington, New Jersey zero eight five three four (HENCEFORTH NAMED "NLS" OR THE OPERATOR). The parties with the intention of offering to the general public lottery games

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through the Internet as a direct communication system and/or by wireless communication Systems and/or through connections at fixed points of sale, this Service Contract is established for the Administration, Operation and development of lottery games through the internet. The Contractor is authorized by Legislative Decree No. Thirteen dash eighty six Law for the Creation of the Children's Lottery and its By-Laws for the development and operation of different types of lottery games. In acceptance of our respective circumstances, we have agreed to celebrate the present covenant in order to offer administrative services and make available to the public, by Internet or wireless Systems, lottery games and at an opportune moment to equip fixed points of sale to offer the public games in this manner, in conformity with the following terms:

FIRST: DEFINITIONS. In this Agreement the following terms will have the following meanings: 1) Agreement means this covenant or contract, and all of its parts or amendments. 2) Games mean any scheme, plan, game, operation or arrangement whereby prizes in the form of money, property or benefit is given to persons that submit themselves to the rules of the games accessed through the Internet or wireless networks, where the winners will be determined by incidence of luck amongst the ticket holders (tangible or cybernetic). The games may include games of all types, among others, instant win tickets of any kind, and also traditional lotteries, raffles, numbers, Lotto, Bingo, Keno or cards, telephone bets, or through E-Mail or others. 3) OPERATOR means the operator of the system. AS and NLS. 4) Network of Internet Lotteries means the network of dozens of State Lotteries and Institutions for charitable purposes that have joined the Operator's system to create opportunities of winning large prizes and provide economies of operations and promotions. 5) Income means the gross sale collected by the

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Operator, of the sale of any product related with this Agreement and its
Internet games less automatic discounts and other credits issued due to voided tickets, and discounts for bank charges. 6) Fixed Network Expenses mean all the costs related to the maintenance and operation of the system including software license costs, commissions to re-sellers or operators at points of sale, legal expenses or of consultants, advertising and promotions, and the costs of administration and maintenance; and others specified mutually by the Contractor and the Operator. 7) Net Profit means those of Income less paid out Prizes, less Fixed Network Expenses in accordance with reasonable procedures of accounting, the fifth point and the formula agreed upon mutually between the Contractor and the Operators. 8) Just Cause mean reasons based on laws, rules, agreements and covenants which a reasonable person can understand and justify actions based on the reasoning provided.

SECOND: APPOINTMENT OF THE OPERATOR. 1) The Contractor agrees to grant to the Operator the administration, operation and handling of all aspects of the administration of Internet Lottery games or by wireless networks, in the territory of the Republic of Guatemala. 2) The term of this Contract is seven years, renewable automatically for a second seven-year term, which begins at the official start of sales. The Contractor is obliged to prohibit the licensing to any other company, firm, seller or person to direct, operate, or commercialize any part or parts of the activities of lottery games through the Internet or wireless networks, in his territory. Likewise the Operator may not offer services to another person in the Republic of Guatemala for similar projects. The conditions for the extension or renovation of this Contract will be determined by mutual accord between the parts at an opportune moment. 3) The
Operator: a) will be the

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exclusive operator and provider of the activities that are a result of the
Lottery by Internet or wireless access, including without limitation, equipment, programming, support Systems, design and marketing; back-up Systems, all on his own account; b) responsible for the contracting, payment and training of the necessary personnel for the activities, as well as the acquisition by his own account and risk of Systems, goods and means necessary for the development of operations and including Internet Systems and other wireless networks and will provide working capital inherent to the business; c) provide Systems for validation, distribution, payment Systems and accounting; d) registration of patents, brands, propaganda symbols, and required programming for the handling of games, whose licenses will be active until the end of the term of the agreement; e) provide statements of accounts and other necessary monthly reports and a yearly statement audited by an accredited firm of certified public accountants. At any time the Contractor may verify accounts related to sales.

THIRD: OBLIGATIONS OF THE OPERATOR. 1) From the date of start-up of operations, the Operator will be responsible for the operation of all aspects of Internet or wireless lottery games and determine: a) the types, characteristics, game structure and its programming including the structure of games, which will previously be approved by the Contractor. The games may include any which do not conflict with other contracts previously approved by the Contractor; b) The Operator will determine the form, style and configuration of bet receipts issued, tangible or cybernetic, and the coupons and other documents to be used in connection with Internet or wireless lottery; and c) The Operator will establish the procedure and rules in relation to the method of claims and payment of prizes which are the result of Games played on the Internet, and will insure that players

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understand and accept these rules before participating in the games, whose aspects must be previously approved by the Contractor. 2) The operations of the sale of products through the Internet will commence within six months after the signing of this Contract. 3) At that opportune moment the Operator will provide the Contractor the necessary requirements to established fixed points of sale, including a viability study or profit of the project. 4) The Operator will create an Internet page for the contractor through which the Contractor's players may access the different games offered by him and other State Lotteries and Charity Institutions that form part of the group. 5) The Operator will create lottery games to be played through the Internet page of the Contractor complying with his preferences and requirements. These games will be installed in the computer center of the Contractor also established by the Operator in an adequate location where all Internet game activities will take place. This center will be operated by personnel selected by the Operator and its activities regimented by the strictest security procedures and the highest technology. 6) The Operator will provide to the Contractor the procedures to follow so that the Contractor's clients may open an account and participate in the games that will be offered through his Internet page, as well as the general conditions that a player must comply with in order to connect to the Internet through providers of this service already in existence in the Republic of Guatemala. 7) The Operator and Contractor will establish procedures for the payment of Prizes to the winners in conformity to the rules approved by both in conformity with the law with respect to the withheld taxes on prizes. The contractor will exclusively assume the responsibility of the payment of the taxes on prizes once the Operator remits it to him. 8) The Operator will assume only the payment of local as well as external taxes of importation, and any costs of transactions he

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handles, as well as the costs of the permits and licenses processes necessary for their legal operation. 9) The Contractor and the Operator together will prepare the required manuals for the Operation Procedures of the different games.

FOURTH: OBLIGATIONS OF THE CONTRACTOR. 1) The Contractor declares that within its legal norms there are no legal impediments, regulations, laws or orders that annul the implementation of this agreement, except the approval that for each game is established by the Regulation of the Children's Lottery. The Contractor agrees to participate in those games it understands will benefit in the network of State Lotteries and Charitable Institutions of the group and or other programs created by the Operator in order to attain big prize levels in shared games. 2) The Operator will not be responsible for the expenses or activities that the Contractor alone initiates or any other advertising expense or effort related to the commercialization that the Contractor may decide to initiate, create or put in place on his own. 3) The Contractor agrees to offer his games inside and outside the Republic of Guatemala.

FIFTH: DISTRIBUTION OF PROFITS. 1) All Income collected will be deposited in a bank account established by the Operator and in agreement with the Contract, in a Depository Bank, with written instructions addressed to the Bank, mutually approved previously by both parts, on the distribution of funds. The Contractor's benefits will be calculated on the basis of Net Profit. The Net Profit is the sum in money that results from the subtraction from the Income, the Prizes and the Fixed Network Expenses, as defined in point One. 2) The benefits of the Contractor shall be an economic participation equivalent to forty percent (40%) of the Net Profit defined above in point One. All expenses shall be examined by an external accounting firm internationally recognized and based on

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reasonable and normal accounting procedures. 3) The benefits shall be paid to the Operator thirty days after the end of the month to which the benefits derive in accordance with normal accounting standards. 4) The percentage of benefits of the Contractor may be renegotiated at the end of the final year of the present agreement and or during any renewal period that is agreed to between the Parts.
5) The parts agree that the expenses and deductions that are paid from the gross sales of the games, must be mutually and previously agreed to, and on the contrary will not be considered valid, excluding those expenses indicated in Point One, paragraph 5 of this document.

SIXTH: SPECIAL CONDITIONS a) The Operator and Contractor recognize that the signing Parts of this agreement are independent contractors and are not agents of one another or are in business together. B) In conformity con with Regulations of the Children's lottery the unclaimed prizes will form part of the Contractor's patrimony automatically. c) The withheld taxes from the prizes, in the quickest time possible, will be deposited in a bank account in the name of the Contractor to be opportunely entered in the treasury boxes. The Operator will be freed of responsibility before the government in relation the payment of withheld taxes for paid prizes. The Contractor holds himself responsible unilaterally. d) The Contractor is not responsible for the investments made by the Operators, for this Contract, and in consequence is not obligated at any time to return to the Operators, any amount for this concept, during the term of this contract or at the termination of the same, for any cause.

SEVENTH: TERMS AND TERMINATION. 1) The Operator is contemplating making an investment in capital of over twelve million dollars in order on start up this project.

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Therefore, the term of this Contract will be for seven (7) years, renewable automatically for a second seven year term, from the date of the signing of the present Contract. This term may be extended by mutual agreement of the parts by means of a written notification. Furthermore, the original term may be extended or renewed at any time by mutual consent and confirmed in writing between the Parts. 2) The present agreement may be rescinded by any of the signing parts for just cause or incompliance of the other part of its obligations or conditions of this Agreement, if the part that is notified does not comply with one of the indispensable clauses of this contract or refuses or cannot remedy the failure within one hundred and eighty (180) days after having been notified in writing of this incompliance, In that case, this Agreement will terminate at the end of the one hundred and eighty (180) days from the date of notification and if the notified part of the other part's intention is not in agreement, then the matter may be submitted to arbitration procedures with the Guatemalan legislature. At the termination of this contract, both parts will be relieved of their obligations under this Contract with the exception of obligations that were incurred previous to termination. Just Cause for both parts would be, any new law that prohibits or limits the activity, the incompliance with the contractual terms, that the activities are not economically viable for both parts or that the activities cause damage to any of the parts. 3) Termination of this Contract by mutual agreement or for any reason will no affect the rights, obligations and responsibilities that may arise until the effective date of termination. 4) The Contractor may not rescind or cancel the present Contract without justifiable cause. The cancellation without cause will obligate the Contractor to pay an indemnity to the Operator equivalent to the sum of the net monthly sales of the last six

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months of sale prior to the proposed cancellation, notifying the Operator in writing with one hundred eighty (180) days of advance notification of its intention of terminating the Contract upon the payment of indemnification or one million dollars of the United States of America, whichever is larger. 5) At the effective date of the termination of this Agreement for any reason the permits to use the equipment, software, goods or other properties of the Operator, will terminate, and the Operator will have the right to repossess immediately all goods, property and equipment supplied by the Operator. The Internet lottery operations will cease immediately. 6) Notwithstanding the termination or expiration of this Agreement for any reason, the provisions contained in point eight will continue and remain in effect in accordance with their conditions, without a time limit.

EIGHTH: CONFIDENTIALITY. The parts accept the during the term of this Agreement no confidential information of the other part will be revealed, such as information concerning the software used to create the games, the intellectual property, or sales strategies of the Operator. Both parts recognize that the publication or the divulging of this confidential information will cause irreparable and grave damage to the parties and their businesses.

NINTH: FORCE MAJEURE. 1) The present Agreement may be suspended in the event that the following situations exist and are defined as fortuitous or of Force
Majeure: a) Act of God, fire, flooding, earthquake, hurricanes, explosions, epidemics, or quarantine; b) Acts of war, blockades, martial law, sabotage, insurrections, or a national emergency, c) closing due to strikes or other labor disputes, governmental or judicial law. Regulation, order, decree, instructions or Government decision, or governmental subdivision to act; d) an interruption of the stock market or irreconcilable inflation; e) Any other event, cost.

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or circumstance, similar or not to the aforementioned out of the reasonable control of the Parts.

TENTH: GENERAL PROVISIONS. 1) This Agreement will be ruled and interpreted in accordance with the Laws of the Republic of Guatemala. 2) In the event of disputes or differences related to this Agreement, the Parts might mutually agree to refer any disputes that arise from this Agreement for resolution through arbitration. The arbitration will be in accordance to the laws of Guatemala and the International pacts of which it has participated. 3) Any notification will be considered as effectively made or having been sufficiently delivered if it was sent by registered airmail or by facsimile registered as follows:

The Operator: Attention: James A. Tantillo, Condado Avenue eight hundred four, San Juan, Puerto Rico zero zero nine zero eight and John Carson eleven Meadow Lane, Pennington, New Jersey U.S.A. zero eight five three four.

To the Contractor: Attention: Dr. Luis Genaro Morales Padilla, Fourth Avenue one dash forty seven, zone one, Guatemala, Guatemala, C.A. zero one thousand one; 4) All the notifications will be assumed to have been received and effective: a) at the delivery date, if delivered personally, by facsimile transmission or by express mail or courier or b) in the case of a telex or cable by the date of receipt of confirmation by the answerback. Any Part may change their addresses for the purpose of this clause with notification to the other part. 5) Each Part will indemnify and relieve of responsibility the other Part and its respective officials, directors, partners, employees or operators from either Part, of any obligation or responsibility, costs, damage, or loss that arise from any infraction of any of the provisions of this Contract by the Part that causes the infraction. 6) This Agreement

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may be modified, amended, or extended only by written agreement between the
Parts and the formalities of this contract. 7) The Operator may not cede, transfer or subcontract the concession to others without previous authorization of the Board of Directors of the Contractor. 8) Each Part guarantees that the individuals who execute this Agreement have all the necessary rights, power and authority to affect it. 9) The present Contract is Law between the parts and as such its strict compliance is obligated.

ELEVENTH: The parts that in their respective positions act upon, manifest having read the integral contents of this document, and being perfectly informed of the same, we accept, ratify and sign, in the same place and date mentioned in the beginning, in two originals, one for each of the subscribing parts.


DR. LUIS GENARO MORALES PADILLA
FUNDACION PEDIATRICA GUATEMALTECA


JAMES A. TANTILLO
ALLIANCE SYSTEMS, INC.
NET LOTTERY SYSTEMS LTD.